N E W S    R E L E A S E

P. O. Box 80627	337/837-6047
Lafayette, LA 70598-0627	337/837-5211

Verdict Announced in Oil Well Blowout Lawsuit Against OSCA;
Related Trial on Insurance Coverage Scheduled to Begin May 20

OSCA Expects Merger with BJ Services to Close in May 2002

LAFAYETTE, Louisiana, April 9, 2002—OSCA, Inc. (Nasdaq: OSCA), today stated that on April 4th a Federal Court jury in Houston, Texas reached a verdict in the lawsuit against OSCA and other defendants relating to a blowout of a well in the Gulf of Mexico for which OSCA and others were engaged to perform workover operations. Plaintiffs claimed that OSCA and the other defendants breached their contracts to perform workover operations and were negligent in performing those operations. The jury found OSCA and the other defendants responsible for those claims and found OSCA's share of the damages to be approximately $13.3 million.

In connection with the lawsuit, OSCA asserted claims against its insurers and insurance brokers in support of insurance coverage for this incident. A related trial on these insurance coverage claims is scheduled to begin on May 20. The court has not yet entered a final judgment on the liability claim and OSCA does not expect final judgment to be entered until completion of the related insurance trial.

Commenting on the verdict, Robert Hollier, President and CEO of OSCA noted that "We are disappointed in this verdict and are actively evaluating our options, including the possibility of appeal." "In addition," Mr. Hollier added, "We expect to aggressively pursue our related claims for insurance coverage."

OSCA does not expect this verdict or the results of the insurance coverage trial to have any effect on its pending merger with BJ Services Company (NYSE: BJS; CBOE). Under the terms of the merger agreement, OSCA shareholders will receive $28.00 in cash per share in a merger with a subsidiary of BJ Services. Great Lakes Chemical Corporation, which owns approximately 53% of OSCA's common stock, has delivered its written stockholder consent approving the transaction. The Great Lakes consent constitutes sufficient action by OSCA stockholders to approve the transaction.

OSCA expects the pending merger with BJ Services to close in May 2002.

PRESS RELEASE
April 9, 2002

OSCA is a major provider of oil and gas well completion fluids, completion services and downhole completion tools to major oil companies and independent exploration and production companies in the Gulf of Mexico and select international markets. For more information about OSCA, visit http://www.osca.com.

Forward Looking Statement

This news release contains forward-looking statements involving risks and uncertainties, including those described from time to time in OSCA, Inc.'s filings with the Securities and Exchange Commission (SEC), that could cause the actual results to differ materially from those anticipated by these forward-looking statements. In particular, see the discussions on risks in the Company's most recent Annual Report on Form 10-K filed with the SEC. OSCA, Inc. assumes no obligations to update this forward-looking information.

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CONTACT:	OSCA, Inc. Robert L. Hollier, President & CEO or Steve Brading, CFO Investor Relations (ir@osca.com) Phone: (337) 837-6047 Fax: (337) 837-5211